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                                                                  Exhibit 3.1(a)


                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                SITZEN.COM, INC.


         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, the President of Sitzen.com, Inc., a corporation organized and existing under the laws of the State of Florida ("Corporation"), does hereby certify the following:

         FIRST: The name of the corporation is SITZEN.COM, INC., Charter Number P96000082125, filed on October 4, 1996.

         SECOND: The following Amendments to the Articles of Incorporation were duly adopted pursuant to Sections 607.0821 and 607.0704, respectively of the Business Corporation Act of Florida by all of the directors of the Corporation and by a majority of the Corporation's shareholders, representing 3,960,000 of the 3,985,000 issued and outstanding shares of Common Stock of the Corporation, an amount sufficient to approve the amendments, by Joint Action Taken Without a Meeting of the Shareholders and the Board of Directors dated October 6, 1999 in the manner prescribed by the above sections of the Business Corporation Law of the State of Florida:

         Article I shall be deleted in its entirety and substituted by the following:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is "OCEAN FRESH SEAFOOD MARKETPLACE, INC."

         Article IV of the Corporation's Articles of Incorporation shall be amended and restated to read in its entirety as follows:




BRIAN PEARLMAN, Esq., Florida Bar No. 0157023
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Blvd., Ste. 1900
Ft. Lauderdale, FL  33301   (954) 763-1200





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                                   ARTICLE IV
                                     SHARES

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 750,000,000 shares of common stock, par value $.001 per share. On the date of filing of these Articles of Amendment with the Secretary of State of the State of Florida, every ten (10) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the "Old Common Stock") shall thereby and thereupon be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "New Common Stock"). Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; PROVIDED, HOWEVER, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, except that no fractional shares resulting from the combination shall be issued, any such fractional share to be converted to the right of the holder thereof to receive one share of New Common Stock.

         Article IX of the Corporation's Articles of Incorporation shall be amended and restated to read in its entirety as follows:

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1. INSPECTION OF BOOKS. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         9.2. CONTROL SHARE ACQUISITIONS. The Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

         9.3. QUORUM. The holders of shares entitled to one-third of the votes of a meeting of shareholder's shall constitute a quorum.



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         9.4.  REQUIRED VOTE.  Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

         9.5. AFFILIATED TRANSACTIONS. The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

         THIRD: The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to a Joint Action Taken Without a Meeting of the Shareholders and the Board of Directors of the Common Stock of the Corporation, dated October 5, 1999, pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment on October 25, 1999.



                                    SITZEN.COM, INC.




                                     By: /s/ Robert G. Coutu
                                         ---------------------------------------
                                         Robert G. Coutu, President and Director






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